EXHIBIT 10.2

GEEKNET, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Colon Washburn (“Executive”) and Geeknet, Inc. (the “Company”), effective as of September 6, 2011 (the “Effective Date”).  The start date of employment shall be on or about September 8, 2011 (“Start Date”).

1.             Duties and Scope of Employment.

(a) Position and Duties.  Executive will serve as President and Chief Executive Officer of ThinkGeek.  Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned by the Company’s Chief Executive Officer (“CEO”).  The CEO may modify Executive’s job title and duties as he or she deems necessary and appropriate in light of the Company’s needs and interests from time to time.  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations.  Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO.  Prior to beginning employment with the Company, Executive will review and execute documentation relating to the Company’s policies and practices that are applicable to similarly situated executives of the Company.

2.             At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.  If Executive’s employment terminates for any reason, including (without limitation) any termination prior to or following a Change of Control, Executive will not be entitled to any acceleration of Award vesting or severance pay based on termination of employment other than as provided by this Agreement.

3.             Compensation.

(a) Base Salary.  As of the Start Date, the Company will pay Executive an annual salary of Four Hundred Thousand Dollars ($400,000) as compensation for Executive’s services (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.  Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Bonus.  For calendar year 2011, Executive will receive a guaranteed annualized bonus of Two Hundred Thousand Dollars ($200,000), less applicable withholding, to be paid on or about March 31, 2012 provided that Executive is then employed by the Company, pro-rated based on the percentage of time during which Executive was employed during calendar year

2011.  For calendar years beginning in 2012, any bonus will be subject to approval of the Board of Directors of the Company (the “Board”) in its sole discretion.

(c) Equity. As of the Start Date, Executive is granted Seventy-Eight Thousand One Hundred Twenty-Five (78,125) Restricted Stock Units (as defined in the Company’s 2007 Stock Option Plan) subject to the following vesting schedule:  the Restricted Stock Units will vest 1/3 on each 12 month anniversary of the Start Date. Executive will be responsible for any taxes associated with the settlement of the Restricted Stock Units.  The granting of the Restricted Stock Units is wholly discretionary in nature, in recognition of performance or anticipated performance, and does not create any obligation on the part of the Company to maintain Executive’s employment through any part of the vesting schedule or to grant additional Awards (as defined below) in the future.  In addition, Executive will be eligible to receive additional awards of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares or other equity awards (“Awards”) pursuant to any plans or arrangements the Company may have in effect from time to time.  The Board or its committee will determine in its discretion whether Executive will be granted any such Awards and the terms of any such Award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4.             Employee Benefits.  Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.             Vacation.  Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.  Upon Executive’s termination of employment, Executive will be entitled to receive his accrued but unpaid vacation through the date of Executive’s termination.

6.             Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.             Severance Benefits.

(a) Termination of Employment for other than Cause, Death or Disability Prior to a Change of Control or after Twelve Months Following a Change of Control.  If prior to a Change of Control or after twelve (12) months following a Change of Control, the Company (or any parent or subsidiary of the Company) terminates Executive’s employment other than for Cause, death or Disability, then, subject to Section 7(c) below, Executive will, subject to Executive’s continued compliance with Section 10 hereof, receive the following severance from the Company:

(i) Severance Payment.  Executive will receive: continuing payments of severance pay (less applicable withholding taxes) for a period of six (6) months from the date of such termination equal to the pro-rata portion of Executive’s Base Salary (as in effect immediately prior to Executive’s termination).

(ii) Post-Termination Exercise Period.  Executive’s outstanding Awards will remain exercisable for at least ninety (90) days following the date of such termination or such longer period as prescribed in the respective stock plan and agreement for each Award; provided such time shall be extended on a day for day basis in the event such period occurs during a Trading Window as defined in the then current Company’s Insider Trading and Compliance Policy.  Notwithstanding the foregoing, in no event may a stock option be exercised after its expiration date as provided in the respective agreement for each Award.

(iii) Continued Employee Benefits.  Executive will receive Company-paid coverage for a period of six (6) months for the cost of continuation coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans.

(b) Termination for other than Cause, Death or Disability or Constructive Termination Within Twelve Months Following a Change of Control.  If within twelve (12) months following a Change of Control, (i) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment other than for Cause, death or Disability, or (ii) upon Executive’s Constructive Termination with the Company (or any parent or subsidiary of the Company), then, subject to Section 7(c) below, Executive will, subject to Executive’s continued compliance with Section 10 hereof, receive the following severance from the Company:

(i) Severance Payment.  Executive will receive: continuing payments of severance pay (less applicable withholding taxes) for a period of six (6) months from the date of such termination equal to the pro-rata portion of Executive’s Base Salary (as in effect immediately prior to Executive’s termination).

(ii) Accelerated Vesting.  If Executive holds unvested Awards, then the entire unvested portion of each Award will immediately vest and become exercisable.  The Awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each Award.

(iii) Post-Termination Exercise Period.  Executive’s outstanding Awards will remain exercisable for at least ninety (90) days following the date of such termination or such longer period as prescribed in the respective stock plan and agreement for each Award; provided such time shall be extended on a day for day basis in the event such period occurs during a Trading Window as defined in the then current Company’s Insider Trading and Compliance Policy.  Notwithstanding the foregoing, in no event may a stock option be exercised after its expiration date as provided in the respective agreement for each Award.

(iv) Continued Employee Benefits.  Executive will receive Company-paid coverage for a period of six (6) months for the cost of continuation coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans.

(c) Separation and Release of Claims Agreement.  The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation and release of claims agreement in a form reasonably acceptable to the Company (the “Release”), which must become effective no later than the 60th day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement.  To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release.  In addition, no severance payments or benefits will begin to be paid or provided until the Release actually becomes effective.  In the event Executive’s termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 7(h)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination of employment occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 7(a) and 7(b), (ii) the date the Release becomes effective, or (iii) Section 7(h).  To the extent any payments are delayed as a result of this provision, such payments will be made in a lump sum on the date of the first severance payment determined pursuant to the immediately prior sentence.

(d) Timing of Severance Payments.  Except as set forth in Sections 7(c) and 7(h), the Company will pay the severance payments to which Executive is entitled as salary continuation with the same timing as in effect immediately prior to Executive’s termination of employment.  If Executive should die before all amounts have been paid, such unpaid amounts will be paid in a lump sum payment (less any withholding taxes) to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(e) Voluntary Resignation; Termination of Employment due to Death or Disability.  If Executive’s employment with the Company (or any parent or subsidiary of the Company) terminates voluntarily by Executive (except upon Constructive Termination following a Change of Control), or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding Awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned through the date of termination), and (iii) Executive will not be entitled to receive severance or other benefits except for those benefits (if any) which do not concern acceleration of Award vesting or severance pay based on termination of employment as may then be established under other Company policies or programs, if any.

(f) Termination of Employment for Cause.  If Executive’s employment with the Company is terminated for Cause by the Company (or any parent or subsidiary of the Company), then (i) all vesting will terminate immediately with respect to Executive’s outstanding Awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned as of the date Executive receives written notification of Executive’s termination of Employment for Cause), and (iii) Executive will not be entitled to receive severance or other benefits except for those benefits (if any) which do not concern acceleration of

Award vesting or severance pay based on termination of employment as may then be established under other Company policies or programs, if any.

(g) Exclusive Remedy.  In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement.  Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of Award vesting or severance pay other than those benefits expressly set forth in this Section 7.

(h) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) at the time of Executive’s termination, then, if required, the severance and benefits payable to Executive pursuant to this Agreement (other than due to death), if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which are otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment or the date of Executive’s death, if earlier.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8.             Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a) delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order unless the Company determines in writing a different order: (1) reduction of the severance payments under Sections 7(a)(i) or 7(b)(i); (2) cancellation of accelerated vesting of Awards; and (3) reduction of continued employee benefits.  In the event that acceleration of vesting of Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s Awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by an independent firm immediately prior to Change of Control (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 8, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 8.

9.             Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a) Benefit Plans.  For purposes of this Agreement, “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental and vision benefits.  Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to senior executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 7.  The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for Executive’s eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage that is reasonably available to Executive and/or Executive’s eligible dependents.

(b) Cause.  “Cause” is defined as a determination by the Company of any of the following: (i) any act of personal dishonesty involving Executive in connection with Executive’s responsibilities as an employee of the Company; (ii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company; (iv) continued violations by Executive of Executive’s obligations as an employee of the Company which are demonstrably willful and deliberate on Executive’s part after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed Executive’s duties (unless such violation by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); or (v) Executive’s arrest for any crime involving fraud, embezzlement or any other act of moral turpitude.

(c) Change of Control.  “Change of Control” means the occurrence of any of the following events:

(i) the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company), (“Person”) that or is or becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding securities (the “Voting Securities”); provided, however, that for purposes of this subsection (i), the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company shall not be considered a Change of Control; or

(ii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 9(c)(ii) the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C).  For purposes of this Section 9(c)(ii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) it does not constitute a change in control event under Treasury Regulation 1.409A-3(i)(5)(v) or (vii).

(d) Constructive Termination.  “Constructive Termination” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following events without Executive’s consent: (i) the assignment to Executive of any duties or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities, unless Executive is provided with comparable authority, duties or responsibilities; provided, however, it being understood that a new position within a larger combined company does not constitute “Constructive Termination” if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that Executive may not retain as senior a position overall within the larger combined company as Executive’s prior position; (ii) a material reduction of Executive’s Base Salary; (iii) a material change in the geographic location at which Executive must perform services (for purposes of this Agreement, the relocation of Executive to a facility or a location less than fifty (50) miles from Executive’s then-present location shall not be considered a material change in geographic location); or (iv) any material breach by the Company of any material provision of this Agreement.  Executive will not resign for Constructive Termination without first providing the Company with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(e) Disability.  “Disability” means that Executive has been unable to perform Executive’s Company duties as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment.  In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(f) Section 409A Limit.  For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

10.           Restrictive Covenants.

(a) Return of Company Property.  Upon Executive’s termination of employment for any reason, Executive will promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and Executive will also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company (or any parent or subsidiary of the Company) or containing any trade secrets relating to the Company (or any parent or subsidiary of the Company) except any personal diaries, calendars, rolodexes or personal notes or correspondence.  For purposes of the preceding sentence, the term “trade secrets” will have the meaning ascribed to it under the Uniform Trade Secrets Act.  Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 10(a).

(b) Nondisparagement.  Executive agrees that, during the Employment Term and at any time thereafter, he will refrain from making, and will not cause any other person to make, any disparaging statements about the Company or any of its directors, shareholders, affiliates, advisors, representatives, officers, partners, agents, current or former employees.  Such prohibited disparaging statements would include, without limitation, the business, products, intellectual property, financial standing, future, or employment /compensation/benefit practices of the Company or any of its affiliates.

(c) Confidential Information. Executive agrees, at all times during the Employment Term and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive became acquainted during the term of his employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Executive further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(d) Nonsolicitation.  Executive agrees that, while he is employed by the Company and during the one-year period following his termination of employment with the Company for any reason (the “Restricted Period”), Executive will not directly or indirectly, (i) solicit any individual who is, on the date of termination of Executive’s employment (or was, during the six (6)-month period prior to such date), employed by the Company (or any parent or subsidiary of the Company) to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company (or any parent or subsidiary of the Company), (ii) initiate discussion with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of Executive’s employer, or (iii) induce or attempt to induce any current customer, investor, supplier, licensee or other business relation of the Company (or any parent or subsidiary of the Company) to cease doing business with the Company (or any parent or subsidiary of the Company), or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company (or any parent or subsidiary of the Company), on the other hand.

(e) Noncompetition.  Executive agrees that during the Restricted Period, Executive will not, directly or indirectly (whether through affiliates, relatives, or otherwise), for payment or gratuitously, engage, work for, consult, write for, contribute to, or be employed by any Competing Business.  For purposes of this Agreement, “Competing Business” means any E-commerce business or media business that primarily sells through the internet any products that are similar to the products sold by the Company, including, but not limited to, a commercial business that is the same or substantially similar to any of the Company’s businesses (which for the avoidance of doubt includes, but is no limited to, X-treme Geek, Vat19.com, Firebox.com, Perpetual Kid, Exel, GSI Commerce Inc., Media Business, eBay, Amazon, Wal-Mart, Target, Old Navy).  Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.  Executive expressly acknowledges that the scope of the limitations set forth in this Section 10(e) are reasonable and necessary to protect the Company’s legitimate business interests.

(f) Equitable Remedies.  Executive acknowledges that the Company would be irreparably injured by a violation of Section 10(b), (c), (d) or (e), and Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, will be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual or threatened breach of Sections 10(b), (c), (d) and/or (e).  If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(g) Scope of Restrictive Covenants.  Executive expressly acknowledges that he has had the opportunity to seek advice of counsel in connection with this Agreement and Executive agrees that the restrictive covenants and related limitations set forth in this Section 10 are reasonable and necessary to protect the Company’s legitimate business interests.

11.           Successors.

(a) The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 11(a) or which becomes bound by the terms of this Agreement by operation of law.  The failure of the Company to obtain the assumption of this Agreement by any successor will constitute a material breach of a material part of this Agreement.

(b) Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.           Notice.

(a) General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices will be addressed to Executive at the home address which Executive most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the CEO.

(b) Notice of Termination.  Any termination by the Company for Cause or by Executive for Constructive Termination or as a result of a voluntary resignation by Executive will be communicated by a notice of termination to the other party hereto given in accordance with Section 12(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Constructive Termination will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

13.           Arbitration.

(a) Arbitration.  In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, except as otherwise provided in this Agreement, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration.  The Federal Arbitration Act shall also continue to apply with full force and effect.

(b) Dispute Resolution.  Disputes that Executive agrees to arbitrate, and thereby agrees, subject to Section 10(f) hereof, to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave

Act, Claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c) Procedure.  Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing.  The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law.  The Company shall pay for any administrative or hearing fees charged by the administrator or JAMS, except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law.  Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with Virginia law, including the Code of Virginia, and that the arbitrator shall apply substantive and procedural Virginia law to any dispute or claim, without reference to the rules of conflict of law.  To the extent that the JAMS Rules conflict with Virginia law, Virginia law shall take precedence.  The decision of the arbitrator shall be in writing.  Any arbitration under this Agreement shall be conducted in Fairfax County, Virginia.

(d) Remedy.  Except as otherwise provided by this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided by this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e) Administrative Relief.  Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

14.           Miscellaneous Provisions.

(a) No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Amendment.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) that is expressly designated as an amendment to this Agreement.

(c) Waiver.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(e) Entire Agreement.  This Agreement constitute the entire agreement of the parties hereto as to the subject matter herein and supersedes and replaces all prior or contemporaneous agreements whether written or oral.  Executive acknowledges and agrees that this Agreement encompasses all the rights of Executive to any acceleration of vesting of Awards or severance pay based on termination of employment and Executive hereby agrees that he has no such rights except as stated herein, and Executive agrees that any such rights, whether in an employment agreement, offer letter, stock option agreement, stock option plan or other agreement, are hereby waived.

(f) Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Virginia (with the exception of its conflict of laws provisions).

(g) Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h) Withholding.  All payments made pursuant to this Agreement will be subject to all applicable withholdings, including all applicable income and employment taxes, as determined in the Company’s reasonable judgment.

(i) Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	GEEKNET, INC.

	By:	/s/ Kenneth Langone

	Title:	President and Chief Executive Officer

COLON WASHBURN	By:	/s/ Colon Washburn